Exhibit 10.22

BETTER THERAPEUTICS, INC.

_______________, 2021

David Perry
[***]

Re:	Executive Chairperson for Better Therapeutics, Inc.

Dear David:

We are very pleased to offer you the position of Executive Chairperson of the Board of Directors (the “Board”) of Better Therapeutics, Inc. (“Company” or “We”) at a time commitment of approximately 20 hours per week. This position will report to the Board. Your start date will be the Closing Date (as defined in that certain Agreement and Plan of Merger, dated as of April 6, 2021, by and among the Company, Mountain Crest Acquisition Corp. II, and MCAD Merger Sub Inc. (the “Merger Agreement”)) (the “Start Date”).

As Executive Chairperson of the Board (“Executive Chairperson”), the Company requires that you be available to perform the duties of Executive Chairperson customarily related to this function, including (a) acting as chairperson of Board and stockholder meetings, (b) acting as a liaison between the Company’s senior management and the Board and its committees, (c) advising the Company’s senior management on matters of Company operations and (d) otherwise performing the duties of Executive Chairperson, as well as such other customary duties the as may be determined and assigned by the Board and as may be required by the Company’s governing instruments and by applicable law, rule or regulation, including, without limitation, the Delaware General Corporation Law (the “DGCL”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any exchange or quotation system on which the Company’s securities may be traded from time to time. You agree to devote such time as is reasonably and customarily necessary to perform completely the duties of Executive Chairperson, and you agree to perform such duties described herein in accordance with the general fiduciary duty of executive officers and directors arising under the DGCL.

As compensation for your service as Executive Chairperson, you will be paid at the rate of $260,000 per year (pro-rated for 2021, based on your Start Date), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholding.

In addition to your cash compensation, subject to approval by the Board and the approval and effectiveness of the Company’s 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”), the Company will grant to you a non-statutory stock option to purchase [__]1 shares of common stock of the Company (the “Initial Option”), with an exercise price per share that is equal to the fair market value of a share of Company common stock on the date of grant, as determined by the Board, and a term of ten years. The Initial Option will be subject to the terms and conditions set forth in the Plan and an option agreement thereunder to be executed by you and the Company (the “Initial Option Agreement”). The Initial Option will vest as follows: 1/3 on the first anniversary of the Start Date and then in equal monthly installments over the next two years; subject to your continued service as a member of the Board on each applicable vesting date. Notwithstanding the foregoing, in the event of a Sale Event (as defined in the Plan), the Initial Option will become 100% vested and exercisable at such time.

1 To insert 0.1% of post-closing common shares on a fully-diluted basis, rounded to the nearest 100.

In addition to the Initial Option, subject to approval by the Board, on each of the Company’s annual meeting of stockholders, if you continue thereafter to be a member of the Board, you will be entitled to receive a grant of a non-statutory stock option to purchase [__]2 shares of common stock of the Company on the date of such annual meeting (the “Annual Grant”) with an exercise price per share equal to the closing price of the Company’s common stock on the date of grant and a term of ten years. The Annual Grant will vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the Company’s next annual meeting of stockholders, subject to your continued service as a member of the Board on such vesting date. Notwithstanding the foregoing, in the event of a Sale Event (as defined in the Plan), the Annual Grant will become 100% vested and exercisable at such time.

The Company will reimburse you for all reasonable out-of-pocket travel and other business expenses incurred in connection with attending meetings of the Board, upon submission by you of reasonable supporting documentation. To the extent you are eligible, you may participate in the Company’s standard benefit programs that the Company establishes and makes available to its full-time employees.

The Company has adopted provisions in its Certificate of Incorporation and Bylaws to indemnify directors to the maximum extent allowed under Delaware law. You will also be allowed to enter into an indemnification agreement with the Company consistent with such agreements executed by other members of the Board.

Nothing in this letter agreement or any equity documents or any indemnification agreements should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove you from the Board or otherwise terminate your service with the Company, or your rights as a director to resign, at any time in accordance with the provisions of applicable law, provided that both you and the Company agree to provide each other with thirty (30) days’ written notice of such termination or resignation, except in the event of a termination by the Company for cause. Other than compensation and expenses earned and accrued up through the date of any such termination, you should not be entitled to any payments in connection with your termination or resignation.

Notwithstanding any other provision of this letter agreement, the Company may withhold from amounts payable under this letter agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

2 To insert 0.05% of post-closing common shares outstanding, rounded to the nearest 100.

This letter agreement constitutes the complete agreement between you and the Company regarding your service on the Board and supersedes all other agreements and understandings regarding such subject matter. This letter agreement can only be changed by another written agreement signed by you and an authorized representative of the Company. Should any provision of this letter agreement be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. This letter agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

By entering into this letter agreement, you represent that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from serving on the Board.

You will be required to sign the Company’s standard Employee Confidential Information and Inventions Assignment Agreement prior to your Start Date, a copy of which is attached as Exhibit A.

We are excited about the prospect of having you join the Company as the Executive Chairperson. Please confirm that the foregoing accurately reflects our agreement regarding your service and compensation as Executive Chairperson of the Board by signing below and returning a signed copy to the Company.

Very truly yours,

Name: Kevin Appelbaum
Title: CEO

Accepted and Agreed:

David Perry

Date:

EXHIBIT A

Employee Confidential Information and Inventions Assignment Agreement